 News
NYSE:BWS
For Immediate Release
Contact: Beth Fagan
Brown Shoe 314-854-4093; 314-368-3164

Brown Shoe Company Announces Plans to Streamline its Canadian Operations;
Will Close Manufacturing Facility in Canada

            St. Louis, December 8, 2003 - Brown Shoe Company, Inc. (NYSE:BWS) today announced plans to close its Perth, Ontario, manufacturing facility by early March 2004 in an effort to reduce costs and focus its Canadian operation on building market share for its Naturalizer brand.

            As the percentage of lower-cost imported footwear in Canada has increased due to the reduction of tariffs, the company's Canadian manufacturing operation has become uncompetitive. Brown Shoe has been testing its imported, U.S.-designed Naturalizer product in its Canadian Naturalizer stores. This footwear, designed for a slightly younger, higher-fashion woman, tested well with Canadian consumers.

            The plant employs 304 people and manufactures primarily women's dress and casual footwear and boots for the company's 170 Canadian Naturalizer stores and wholesale customers. The company will incur an aftertax charge of $3.8-$4.2 million, or $0.20-$0.22 per diluted share in its fourth-quarter net earnings in order to cover severance payments and the write-down of materials. The closing is expected to raise the Canadian division's gross margins and operating earnings in 2004 and beyond.

            "This was a difficult decision for the company, and we recognize that many employees will be affected," said Ken Gilbertson, President of the Canadian division. "Notwithstanding this we have made the right choice. This move will allow us to remain competitive in the women's footwear marketplace that is increasingly dominated by imported product."

            While the company plans to continue to operate its distribution center in Perth, which also is home to its Canadian wholesale headquarters, it will no longer own manufacturing facilities in North America. This move also follows the Company's December 2002 closing of its Stirling, Ontario manufacturing facility.

            The company has committed to assisting its Perth-based employees during this transition. "We are working closely with the Ontario Ministry of Training, Colleges and Universities and Human Resources Development Canada to provide our Perth employees with a comprehensive labor adjustment program that includes a job center, vocational planning, job-search assistance and counseling," said Gilbertson.

            Brown Shoe has manufactured boots and sandals in the Perth facility since 1961, primarily under the Naturalizer label.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: This press release contains certain forward-looking statements. Such statements are subject to various risks and uncertainties that could cause actual results to differ materially. These include (i) general economic conditions and the consumer's preferences and purchasing patterns, which may be influenced by consumers' disposable income; (ii) the uncertainties of currently pending litigation; (iii) intense competition within the footwear industry; and (iv) and political and economic conditions or other threats to continued and uninterrupted flow of inventory from Brazil and China, where the Company relies heavily on third-party manufacturing facilities for a significant amount of its inventory. The company's reports to the Securities and Exchange Commission contain detailed information relating to such factors. The Company does not undertake any obligation or plan to update these forward-looking statements, even though its situation may change.

Brown Shoe is a $1.84 billion footwear company with worldwide operations. The company operates the 900-store Famous Footwear chain, which sells brand name shoes for less. It also operates 400 Naturalizer stores in the U.S. and Canada that sell the Naturalizer brand of shoes and accessories. Brown Shoe, through its Wholesale divisions, owns and markets leading footwear brands including Naturalizer, LifeStride, Connie, Buster Brown; it also markets licensed brands including Dr. Scholl's and Carlos by Carlos Santana for adults, and Barbie, Spider-Man and Bob-the-Builder character footwear for children. Brown Shoe press releases are available on the company's web site at www.brownshoe.com.